UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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SEACOR Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2200 Eller Drive

Fort Lauderdale, Florida 33316

April 29, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (the “Company”), which will be held at the Madison Hotel, located at 79 Madison Avenue, Memphis, TN 38103, on June 4, 2008, at 9:00 a.m., Central time. All holders of record of the Company’s outstanding common stock at the close of business on April 7, 2008 will be entitled to vote at the Meeting.

Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

We hope that you will be able to attend and look forward to seeing you at the Meeting.

Sincerely,

Charles Fabrikant

Chairman of the Board

2200 Eller Drive

Fort Lauderdale, Florida 33316

SEACOR Holdings  Inc.

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 4, 2008

________________________

April 29, 2008

To Our Stockholders:

The annual meeting of Stockholders of SEACOR Holdings Inc. will be held on Wednesday, June 4, 2008 at 9:00 a.m., Central time, at the Madison Hotel, located at 79 Madison Avenue, Memphis, TN 38103, for the following purposes:

1.	To elect eleven directors to serve until the 2009 annual meeting of stockholders;
2.	To ratify the appointment of Ernst & Young LLP as SEACOR’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and
3.	To transact such other business as may properly come before the annual meeting and any adjournments thereof.

Only holders of record of SEACOR common stock at the close of business on April 7, 2008 will be entitled to notice of and to vote at the annual meeting. See the “Solicitation of Proxies, Voting and Revocation—Voting” section of the accompanying proxy statement for the place where the list of stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the annual meeting, so that your shares may be represented at the annual meeting if you are unable to attend and vote in person. If you attend the annual meeting, you may revoke your proxy and vote your shares in person.

                                                                                                                                  For the Board of Directors,

Paul L. Robinson

Corporate Secretary

SEACOR Holdings Inc.

2200 Eller Drive

Fort Lauderdale, Florida 33316

_________________________

PROXY STATEMENT

_________________________

Annual Meeting of Stockholders

To Be Held on

June  4, 2008

SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of the common stock, $.01 par value per share (the “Common Stock”), of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, June 4, 2008 and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 29, 2008.

Voting

The Company’s Board has fixed the close of business on April 7, 2008 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy authorized in writing. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 60,000,000 shares of Common Stock authorized, of which 22,225,832 were issued and outstanding. The Company has no other voting securities issued or outstanding.

A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours, for ten days prior to the date of the Meeting, at the offices of the Company, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein.

Election to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Only votes for a director or withheld are counted in determining whether a plurality has been cast for such director. Abstentions and broker non-votes are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those matters. Because abstentions are treated as shares present or represented and voting, abstaining has the same effect as a negative vote. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved such matters.

At the close of business on the Record Date, directors and “named” executive officers of the Company as defined in the table on page 4 and their affiliates, beneficially owned approximately 1,854,467 of Common Stock, collectively representing approximately 8.34% of the Common Stock outstanding on that date.

If your shares are held in “street name” by a broker and you wish to vote on the proposals to elect the directors, to ratify the appointment of the Company’s independent registered public accounting firm or to act upon any other routine business that may properly come before the annual meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your brokers generally will have the authority to vote on the election of directors, the ratification of the appointment of the independent registered public accounting firm and other routine matters.

If you sign and return your proxy card but do not specify how your shares are to be voted, they will be voted FOR election as a director of each of management’s nominees named under “Proposal No. 1—Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card, and FOR Proposal No. 2 — “Ratification of Appointment of Independent Auditors” in this Proxy Statement and listed under Item 2 of the enclosed proxy card. If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspectors of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A stockholder who so desires may revoke such stockholder’s proxy at any time before it is exercised at the Meeting by: (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Internet Proxy

This Proxy Statement and our 2007 Annual Report are available on the Internet at www.seacorholdingsinvestors.com.

In addition, you may find information on how to obtain directions to be able to attend the meeting and vote in person by submitting a query via e-mail to Investor_Relations@ckor.com.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of Common Stock by: (i) all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each “named executive officer” of the Company named in the Summary Compensation Table set forth below under “Executive Compensation,” and (iv) all directors and executive officers of the Company as a group (15 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of April 7, 2008.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class
Charles Fabrikant (3) .............................................................................................................	1,110,130	4.99%
Randall Blank(4) ..................................................................................................................	80,727	*
Pierre de Demandolx(5) .........................................................................................................	26,500	*
Dick Fagerstal(6) ..................................................................................................................	36,506	*
Richard Fairbanks(7) .............................................................................................................	43,500	*
John Gellert(8) .....................................................................................................................	107,196	*
Michael E. Gellert(9) .............................................................................................................	236,358	1.06%
John C. Hadjipateras(10) ........................................................................................................	28,500	*
Oivind Lorentzen(11) ............................................................................................................	30,500	*
Andrew R. Morse(12) ............................................................................................................	50,031	*
Christopher Regan(13) ...........................................................................................................	13,295	*
Richard Ryan(14) .................................................................................................................	20,537	*
Stephen Stamas(15) ..............................................................................................................	19,000	*
Steven Webster(16) ..............................................................................................................	27,587	*
Steven J. Wisch(17) ..............................................................................................................	24,100	*
Porter Felleman(18) ..............................................................................................................	1,539,842	6.93%
666 Fifth Avenue
New York, New York 10103
FMR Corporation(19) ...........................................................................................................	1,319,377	5.94%
82 Devonshire Street
Boston, MA 02109
Kensico Capital Management Corp. (20) ..................................................................................	1,684,540	7.58%
55 Railroad Avenue, 2nd Floor
Greenwich, CT 06830
Baron Capital Group, Inc. (21) ...............................................................................................	1,216,651	5.47%
767 Fifth Avenue
New York, New York 10153
Goldman Sachs Asset Management, L.P.(22) ............................................................................	1,099,737	4.95%
32 Old Slip
New York, NY 10005
All directors and named executive officers as a group (15 persons) ........................................................................................................................	1,854,467	8.34%

___________________________

*	Less than 1.0%.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, Florida 33316.

(2)

The information contained in the table above reflects “beneficial ownership” of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options that will become exercisable within 60 days after the date of this Proxy Statement.

(3)

Includes 502,536 shares of Common Stock which Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 372,727 shares of Common Stock, (ii) Fabrikant International Profit Sharing Trust, of which he is the trustee, the record owner of 18,995 shares of Common Stock, (iii) the E Trust, of which he is Trustee, the record owner of 3,789 shares of Common Stock, (iv) the H Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock and (v) VSS Holding Corporation (“VSS Holdings”), of which he is President and sole stockholder, the record owner of 103,236 shares of Common Stock. Also includes 99,600 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(4)	Includes 13,676 shares of restricted stock over which Mr. Blank exercises sole voting power.
(5)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(6)	Includes 7,600 shares of restricted stock over which Mr. Fagerstal exercises sole voting power.
(7)

Includes 17,500 shares of Common Stock of which Mr. Fairbanks may be deemed to own through a trust of which he is a trustee and 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.

(8)	Includes 31,600 shares of restricted stock over which Mr. Gellert exercises sole voting power.
(9)

Includes 120,000 shares of Common Stock owned by Windcrest Partners, of which Mr. Gellert is one of two general partners, 28,952 shares of Common Stock owned by his wife and 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.

(10)

Includes 2,000 shares of Common Stock which Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee and 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.

(11)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(12)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(13)

Includes 6,295 shares of Common Stock which Mr. Regan may be deemed to own through a trust held for his children and 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.

(14)	Includes 7,000 shares of restricted stock over which Mr. Ryan exercises sole voting power.
(15)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(16)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(17)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that will become exercisable within 60 days.
(18)

According to a Schedule 13G amendment filed jointly on February 14, 2008 by a group consisting of A. Alex Porter (“Porter”), Paul Orlin (“Orlin”), Geoffrey Hulme (“Hulme”) and Jonathan W. Friedland (“Friedland”), Porter, Orlin, Hulme and Friedland have shared voting and dispositive power as to all such shares.

(19)

According to a Schedule 13G amendment filed jointly on February 14, 2008 by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Johnson”) and Fidelity Management & Research Company, a wholly owned subsidiary of FMR, (“Fidelity”), Johnson and FMR, through its control of Fidelity, each has sole dispositive power with respect to 1,319,377 shares.

(20)

According to a Schedule 13G amendment filed jointly on February 14, 2008 by Kensico Capital Management Corporation (“Kensico”), Michael Lowenstein (“Mr. Lowenstein”) and Thomas J. Coleman (“Mr. Coleman”), the shares are held for the accounts of Kensico Partners, L.P., a Delaware limited partnership (“Kensico Partners”), Kensico Offshore Fund, Ltd., a limited liability company organized under the laws of the Cayman Islands, B.W.I. (“Kensico Offshore”), and Kensico Drawdown Fund, L.P., a Delaware limited partnership (“Kensico Drawdown” and, together with Kensico Partners, Kensico Associates and Kensico Offshore, the “Funds”). Kensico, Mr. Lowenstein and Mr. Coleman each has sole dispositive power with respect to 1,684,540 shares.

(21)

According to a Schedule 13G amendment filed jointly on February 12, 2008 by Baron Capital Group, Inc. (“BCG”), Bamco, Inc. (“Bamco”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”). BCG and Mr. Baron have shared voting power with respect to 1,148,151 shares and shared dispositive power with respect to 1,216,651 shares. Bamco has shared voting power with respect to 1,059,101 shares, and shared dispositive power with respect to 1,122,601 shares. BCM has shared voting power with respect to 89,050 shares and shared dispositive power with respect to 94,050 shares.

(22)

According to a Schedule 13G amendment filed on February 12, 2007 by Goldman Sachs Asset Management, L.P. (“Goldman”), Goldman has sole dispositive power with respect to such shares and sole voting power with respect to 1,099,737 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors. Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company) and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations and determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of the Company.

Pursuant to the Company’s Amended and Restated By-laws currently in effect (the “By-laws”), the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of the entire Board. The size of the Board is presently fixed at eleven members. The By-laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Accordingly, at the Meeting, eleven directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All of the management nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the management nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

Director Independence. The Board has adopted standards for determination of director independence in compliance with the NYSE corporate governance listing standards. A copy of our Corporate Governance Guidelines is available to holdersof the Company’s securities free of charge on the Company’s website at www.seacorholdings.com by clicking on “Corporate Governance” on the “Investors” link.

The Board has affirmatively determined that each member of the Board meets the Company’s independence standards with the exception of Mr. Fabrikant (because he is the current President and Chief Executive Officer of the Company) and Mr. Gellert (because his son is employed by the Company as a Senior Vice President).

The Company maintains certain investment accounts with UBS Financial Services Inc. Mr. Morse is a principal in a wealth management group affiliated with UBS Financial Services Inc., an affiliate of UBS. Mr. Morse is not involved in the management or administration of such accounts and there is no relationship between Mr. Morse’s compensation and such accounts. As a consequence, the Company’s Board has determined that Mr. Morse’s relationship with UBS Financial Services Inc. does not create a material relationship between Mr. Morse and the Company and, therefore, does not preclude its finding that Mr. Morse is independent under the NYSE rules.

Executive Sessions. Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a conflict concerning management. In May 2007, the Company’s Board of Directors elected Oivind Lorentzen as its Lead Director. Executive sessions are presided over by Mr. Lorentzen.

Communications With The Board or Non-Management Directors. Securityholders or interested parties who wish to communicate with the Board or non-management directors may do so by writing to: Non-Management Directors, c/o Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, FL 33316 or to corporatesecretary@ckor.com. The non-management directors have established procedures for handling communications from Securityholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the Board Committees will be forwarded to the chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not to be forwarded, but will be made available to any non-management director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company. These procedures are published on the Company’s website, at www.seacorholdings.com, under the “Investors—Corporate Governance—Procedures for Addressing Complaints About Accounting and Auditing Matters” link. Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet based reporting tool, provided by EthicsPoint (www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of our Audit Committee and investigated, under the supervision of our Audit Committee, by our General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), these procedures prohibit us from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Biographical Information. Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	63	Chairman of the Board of Directors, President and Chief Executive Officer	December 1989
Pierre de Demandolx(2)	67	Director	April 1994
Richard Fairbanks(2)(3)	67	Director	April 1993
Michael E. Gellert	76	Director	December 1989
John C. Hadjipateras(1)(2)	57	Director	July 2000
Oivind Lorentzen(2)(3)	57	Director	August 2001
Andrew R. Morse(1)(2)	62	Director	June 1998
Christopher Regan	53	Director	September 2005
Stephen Stamas(1)(2)	76	Director	December 1992
Steven Webster	56	Director	September 2005
Steven J. Wisch(2)(3)	46	Director	August 2003

__________________________

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Charles Fabrikant is President, Chief Executive Officer and Chairman of the Board, and has been a director of the Company and several of its subsidiaries since 1989. Mr. Fabrikant is also a Director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation, or FIC, a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of the Company.

Pierre de Demandolx has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company since October 2003. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation, or CNN, a Paris-based public shipping company controlled by Worms et Cie until 1998 and owned by Compagnie Maritime Belge until 2001. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

Richard Fairbanks has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C.-based research organization, since April 2000, where he served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks served as a director of Hercules Inc. between 1995 and 2000 and between 1998 and 2005 he served as a director of SPACEHAB, Inc. Mr. Fairbanks is also a director of GATX Corporation. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

Michael E. Gellert has been one of two general partners of Windcrest Partners, a New York-based investment partnership, for more than the past five years. Mr. Gellert is currently a director of Dalet Technologies S.A., the Chairman of Worldwide Funds, a director of Legg Mason Funds and a director of several private companies. Until December 2005, Mr. Gellert was a Director of Devon Energy Corp. and Humana Inc. Mr. Gellert was also a Director of Six Flags Inc. until January 2006.

John C. Hadjipateras is President of Eagle Ocean Transport Inc., a Stamford, Connecticut-based marine transportation agency concentrating in vessel sales and purchase, chartering, insurance and finance. He is a Trustee of KIDSCAPE Ltd., a U.K. based award winning charity. Previously, from 1972 to 1993, he was Managing Director of Peninsular Maritime Ltd., a ship brokerage firm based in London, England. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989, he was a Board Member of the Greek Shipping Cooperation Committee. He was Member of the Board of Advisors to the Faculty of Language and Linguistics of Georgetown University.

Oivind Lorentzen has been the President of Northern Navigation America, Inc., a Stamford, Connecticut-based investment management and ship agency company concentrating in specialized transportation and structured finance since 1990. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen is currently Chairman of NFC Shipping Funds. Mr. Lorentzen is also a director of Blue Danube, Inc and Genessee & Wyoming Inc.

Andrew R. Morse has been Senior Vice President—Investments at the Morse Group at UBS Financial Services Inc., a New York-based investment banking firm, since October 2001. Mr. Morse was Senior Vice President—Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards. Mr. Morse served as a Director of Seabulk International, Inc. until March 2006 following the merger of this entity with the Company.

Christopher Regan is co-founder and since March 2002, managing director of The Chartis Group, a management consultancy group, offering strategic, operational and organizational advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a health care management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a health care information services company. Mr. Regan also serves as a Trustee of Hamilton College, Lawrence Hospital Center in Bronxville, New York and Ascension Health Ventures.

Stephen Stamas has served as the Chairman of The American Assembly of Columbia University, a New York-based not-for-profit organization involved in the study of public affairs, since mid 2005, a position he also held from 1987 until March 2003. Mr. Stamas was the Chairman of the New York Philharmonic from 1989 until 1996 and Vice Chairman of the Rockefeller University from 1995 until November 1999. From 1992 to 2003 he was a board member of the BNY Hamilton Funds, a mutual fund company. From 1973 to 1986, he served as Corporate Vice President of Exxon Corporation.

Steven Webster is, and has been since July 2005, President and Co-Managing Partner of Avista Capital Partners LP, an investment partnership which focuses on the energy, media and healthcare industries. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (“Falcon Drilling”) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation and Cliffs Drilling Company. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster has also served on the Board Directors of Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., Basic Energy Services Inc., and Solitario Resources Corporation. He is also Trust Manager of Camden Property Trust and a director of Grey Wolf, Inc., Hercules Offshore, LLC, Geokinetics Inc., Encore Bancshares, Inc. and various private companies. Mr. Webster served as a director of Seabulk International, Inc., a subsidiary of the Company, from September 2002 to March 2006.

Steven J. Wisch is the Co-Founder and Managing Partner of India Equity Partners, an Indian private equity fund, and the Co-Founder and Managing Director of IREO, an Indian real estate development fund. Previously, Mr. Wisch was President of Related Investments, a New York-based private investment firm, from November 2003 through 2005. From December 2001 through August 2002, Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York-based not-for-profit organization. In December 2001, Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and from 1987 through December 2001. Mr. Wisch also serves on the Board of Trustees of the Trinity School in New York City, the Board of Directors of Hudson Salvage and is a member of the Council on foreign Relations.

Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominees, please identify those nominees for whom you “withhold authority” to vote as director on the enclosed proxy card.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5’s were required for such reporting persons, the Company believes that during the 2007 fiscal year all Section 16(a) filing requirements were satisfied except that Christopher Regan, a director, Andrew Morse, a director, Steven Webster, a director, Steven J. Wisch, a director, Oivind Lorentzen, a director, Stephen Stamas, a director, James Cowderoy, Senior Vice President of Strategy & Corporate Development, and Matthew Cenac, Vice President and Chief Accounting Officer, each untimely filed one report.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE

DIRECTOR-NOMINEES NAMED ABOVE.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND

COMMITTEES THEREOF

Meetings

During the year ended December 31, 2007, the Board held ten meetings. All of the Directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2007, except for John Hadjipateras, who attended 71% (5 of 7) of the aggregate number of Compensation Committee meetings during his tenure in 2007. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, ten of our eleven Board members then serving attended our 2007 Annual Meeting.

Compensation of Directors

Directors who are officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During 2007, directors who were not officers of the Company were paid at an annual rate of $52,000 and received $4,000 for every Board and committee meeting attended in person and $2,000 per such meetings for telephonic attendance.

The SEACOR 2007 Share Incentive Plan (the “2007 Share Incentive Plan") was approved by stockholders at the 2007 Annual Meeting and is administered by the Board of Directors or by a committee designated by the Board. Under the 2007 Share Incentive Plan, each member of the Board who is not an employee of the Company is granted options and shares of Common Stock.

On the date of each annual meeting of the stockholders of the Company, each non-employee director is granted an option to purchase 3,000 shares of Common Stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of Common Stock on the date the options are granted. Options are exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of the Company’s stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or the change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised (i) within three months after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or (ii) within one year in the case of termination of service as a director by reason of death or disability. On the date of each annual meeting of stockholders of the Company, each non-employee director in office immediately following such annual meeting is granted 500 shares of Common Stock with such shares to be delivered in four equal installments of 125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, “Unvested Stock Award”). If a non-employee director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards shall terminate. It is the policy of the Board to approve these annual equity grants at its regularly pre-scheduled annual meeting. These grants are made on pre-established dates established by the Board and we do not time the release of non-public information for the purpose of affecting the value of equity awards.

The following table shows the compensation of the Company’s directors for the year ended December 31, 2007.

Name	Fees earned or paid in cash (4)	Stock Awards (5)	Option Awards (6)	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)
Pierre de Demandolx (2) (7)	82,000	48,180	82,352	—	—	212,532
Richard Fairbanks (2) (3) (8)	116,000	48,180	82,352	—	—	246,532
Michael E. Gellert (9)	80,000	48,180	82,352	—	—	210,532
John C. Hadjipateras (1) (2) (10)	98,000	48,180	82,352	—	—	228,532
Oivind Lorentzen (2) (3) (11)	112,000	48,180	82,352	—	—	242,532
Andrew R. Morse (1) (2) (12)	92,750	48,180	82,352	—	—	223,282
Christopher Regan (13)	78,000	48,180	82,352	—	—	208,532
Stephen Stamas (1) (2) (14)	106,000	48,180	82,352	—	—	236,532
Steven Webster (15)	64,750	48,180	82,352	—	—	195,282
Steven J. Wisch (2) (3) (16)	110,000	48,180	82,352	—	—	240,532

_________________________

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)

Non-management directors were paid at an annual rate of $52,000 and received $4,000 for every Board and committee meeting attended in person and $2,000 for each meeting attended by telephone. During 2007 Mr. Morse and Mr. Fairbanks elected to defer $42,875 and $16,688, respectively, in the Company’s Non-Qualified Deferred Compensation Program. The amounts deferred are included in the table above. Netted in the amounts above for Mr. Morse and Mr. Webster is a repayment to the Company of $11,250 each with respect to director fees of Seabulk International, Inc., a wholly owned subsidiary of the Company, inadvertently paid in 2006.

(5)

The amounts set forth in this column represent the full grant date fair value determined by multiplying the closing price of the common stock on the date of grant of the award by the number of shares vesting. The grant dates and closing prices were February 17, 2007 - $101.40 and May 17, 2007 - $94.68. All ten non-employee directors received 125 shares on each of the four vesting dates. The dollar amount of restricted stock awards set forth in these columns is equal to the compensation cost recognized during 2007 for financial statement purposes in accordance with FAS123R. A discussion of the assumptions used in the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Stockholders.

(6)

On the date of each annual meeting of the stockholders of the Company, each non-employee director is granted an option to purchase 3,000 shares of Common Stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of the Common Stock on the date the options are granted. Options granted under the 2007 Share Incentive Plan are exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of the Company’s stockholders after, the date of grant, for a period of up to ten years from date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or the change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised (i) within three months after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or (ii) within one year in the case of termination of service as a director by reason of death or disability. The amounts set forth in this column reflect the grant date fair value of the stock options granted during 2007 computed in accordance with FAS123R. A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2007 Annual Report to Stockholders.

(7)	As at December 31, 2007, Mr. de Demandolx had 24,000 options to purchase Common Stock, of which 21,000 were exercisable.

(8)	As at December 31, 2007, Mr. Fairbanks had 24,000 options to purchase Common Stock, of which 21,000 were exercisable.
(9)	As at December 31, 2007, Mr. Gellert had 24,000 options to purchase Common Stock, of which 21,000 were exercisable.
(10)	As at December 31, 2007, Mr. Hadjipateras had 21,000 options to purchase Common Stock, of which 18,000 were exercisable.
(11)	As at December 31, 2007, Mr. Lorentzen had 18,000 options to purchase Common Stock, of which 15,000 were exercisable.
(12)	As at December 31, 2007, Mr. Morse had 24,000 options to purchase Common Stock, of which 21,000 were exercisable.
(13)	As at December 31, 2007, Mr. Regan had 6,000 options to purchase Common Stock, of which 3,000 were exercisable.
(14)	As at December 31, 2007, Mr. Stamas had 15,000 options to purchase Common Stock, of which 12,000 were exercisable.
(15)	As at December 31, 2007, Mr. Webster had 9,772 options to purchase Common Stock, of which 6,772 were exercisable.
(16)	As at December 31, 2007, Mr. Wisch had 12,000 options to purchase Common Stock, of which 9,000 were exercisable.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on our “Investors” link and is also available to stockholders in print without charge upon written request to our Investor Relations Department, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers, and employees and its Supplemental Code of Ethics is applicable to SEACOR’s CEO and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

Committees of the Board

The Company has three standing committees, including: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on our “Investors” link and are also available to stockholders in print without charge upon written request to our Investor Relations Department, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Nominating and Corporate Governance Committee

Committee Function. The Nominating and Corporate Governance Committee assists the Board with: identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies; recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including policies and procedures relating to Board candidates submitted for consideration by stockholders; reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities; reviewing periodically the size of the Board and recommending any appropriate changes; overseeing the evaluation of the Board and management; recommending changes in director compensation; and various governance responsibilities.

Charter and Meetings. The Nominating and Corporate Governance Committee held two meetings during the last fiscal year. The Board adopted a charter for the Nominating and Corporate Governance Committee on February 11, 2004. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on our “Investors” link.

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the listing standards of the NYSE. The current members of the Nominating and Corporate Governance Committee are Messrs. de Demandolx, Fairbanks, Hadjipateras, Lorentzen, Morse, Stamas and Wisch.

Selection of Board Nominees. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

The assessment of nominees includes issues of sound judgment, diversity, age, business specialization and technical skills—all in the context of an assessment of the perceived needs of the Board at that point in time. Appropriate criteria for Board membership also include the following:

•	Members of the Board should be individuals of high integrity, substantial accomplishments, and prior or current association with institutions noted for their excellence.
•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.
•	The background and experience of members of the Board should be in areas important to the operation of the Company.

Stockholder Recommendations. The Committee considers director candidates suggested by our stockholders provided that the recommendations are made in accordance with the same procedures required under our By-laws for nomination of directors by stockholders and described in this Proxy Statement under the heading “Other Matters—Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Committee’s nominees receive.

Audit Committee

Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the selection of the Company’s outside auditors, the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements.

Charter and Meetings. The Audit Committee held twelve meetings during the last fiscal year. The Board adopted a revised charter for the Audit Committee on February 11, 2004, which sets forth the Committee’s responsibilities. The charter of the Audit Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on our “Investors” link page.

The current members of the Audit Committee are Messrs. Fairbanks, Lorentzen and Wisch. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the rules of the NYSE currently applicable to the Company. The Board has further determined that Mr. Lorentzen is an “Audit Committee Financial Expert” within the meaning of the regulations of the Securities and Exchange Commission, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act of 2002, as amended.

AUDIT COMMITTEE REPORT

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee recognizes that Company management including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The Audit Committee’s principal responsibilities include (i) appointing and reviewing the performance of the independent auditors, (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent auditor, (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures, (iv) reviewing and reassessing the adequacy of the Company’s charter, (v) reviewing with management any significant risk exposures, (vi) reviewing with management and the independent auditors the Company’s annual and quarterly financial statements, (vii) reviewing and discussing with management and the independent auditor all critical accounting policies and practices used by the Company and any significant changes thereto, (viii) reviewing and discussing with management, the independent auditor and the internal auditor any significant findings during the year, including the status of previous audit recommendations, (ix) assisting the Board of Directors in monitoring compliance with legal and regulatory requirements, and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the rules of the NYSE currently applicable to the Company. The Board has further determined that Mr. Lorentzen is an “Audit Committee Financial Expert” within the meaning of the regulations of the Securities and Exchange Commission, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

In connection with the Company’s consolidated financial statements for the year ended December 31, 2007, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•

discussed with the Company’s independent public accountants, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards 61, as amended (Communication with Audit Committees); and

•

received the written disclosures and the letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent public accountants their independence.

Based on the review and discussions with the Company’s management and independent public accountants, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The foregoing report is respectfully submitted by the Audit Committee.

Richard Fairbanks

Oivind Lorentzen

Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function. The Compensation Committee, among other things: approves, either on its own or in consultation with the Company’s independent directors, the compensation of the Chief Executive Officer and officers or managers of a division or subsidiary who receive an annual salary of more than $300,000; evaluates the performance of the Chief Executive Officer and reports its findings to the Board; reviews, approves and makes recommendations with respect to changes in incentive compensation and equity-based plans; reviews and makes recommendations with respect to director compensation; prepares a report to be included in the Company’s annual proxy statement; and prepares an annual performance self-evaluation of the Committee.

Charter and Meetings. The Compensation Committee held seven meetings during the last fiscal year. The Board adopted the Compensation Committee charter on February 11, 2004. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The Compensation Committee met eight times in 2007. The charter of the Compensation Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on our “Investors” link page.

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each of the directors is “independent” within the meaning of the listing standards of the NYSE.

Interlocks and Insider Participation. The Compensation Committee’s current members are Messrs. Hadjipateras, Morse and Stamas, and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2007; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis included in the Proxy Statement. For fiscal year 2007, the Committee approved, in consultation with the Company’s independent directors, the compensation of the Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and the Company’s other executive officers. The Committee consists entirely of non-employee directors who satisfy the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code. Each member also is independent within the meaning of the listing standards of the NYSE. The Committee’s members are John C. Hadjipateras, Andrew R. Morse and Stephen Stamas. Based on a review and discussion of the Compensation Discussion and Analysis set forth below, the Committee recommended that it be included in our Proxy Statement.

The foregoing report is respectfully submitted by the Compensation Committee.

John C. Hadjipateras

Andrew R. Morse

Stephen Stamas

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION DISCLOSURE AND ANALYSIS

Scope of Committee’s Authority

The Compensation Committee (the “Committee”) functions pursuant to its charter, which is available to holders of the Company’s securities on the Company’s web site at www.seacorholdings.com. Its mandate is to (1) review all compensation practices within the Company, (2) establish compensation for the CEO, CFO and other executive officers and all officers or managers of a division or subsidiary who receive an annual base salary of more than $300,000, (3) evaluate officer and director compensation plans, policies and programs, (4) review and approve benefit plans, (5) produce a report on executive compensation for inclusion in the proxy statement, and (6) approve all grants of stock options and restricted share awards.

Compensation Processes and Procedures

The following discussion outlines the processes followed by the Board and the Company in setting compensation for the CEO, the Company’s other executive officers and key managers.

Throughout the year, the CEO focuses on senior employees and their progress in meeting goals in relation to how well their peers and the entire Company have performed. In a series of Committee meetings typically held from July through March, the Committee and the CEO meet to review the following factors in setting compensation for senior executives:

i	the Company’s results and projections for the current fiscal year;
ii	conditions in the job market;
iii	the performance of the Company’s executive officers; and
iv	the CEO’s recommendations of bonus compensation for executive officers and pay levels for other officers and key managers for the following year.

In addition to the Committee’s and CEO’s assessment of the contributions and results for the senior executives, the Committee considers the following factors:

i	comparisons to market levels for cash and equity compensation;
ii	the potential for future roles within the Company;
iii	the risk in not retaining an individual;
iv	total compensation levels before and after the recommended compensation amounts; and
v

compensation summaries for each senior executive tallying the dollar value of all compensation and related programs, including salary, annual incentive, long-term compensation, deferred compensation, retention payments and other benefits.

The Committee also meets in executive session to consider the factors above for senior executives and to evaluate the CEO’s proposed compensation and performance.

The Committee met several times between November 2007 and March 2008 to review the full prior year’s results and evaluate final recommendations for compensation for the CEO and other executive officers and key managers. On March 4, 2008, after the release of fourth quarter and end of year financial results, the Committee conducted a final review of the proposed stock option grants and restricted share awards. Additional meetings of the Committee are held as appropriate to review and approve stock option grants and restricted share awards to newly hired employees or to current employees in connection with promotions within the Company.

During fiscal year 2007, the Committee met on eight occasions.1 Four of these meetings were held to review executive compensation issues and, at two of such meetings, the Committee addressed comments received by the Securities and Exchange Commission (“SEC”) on the Compensation Disclosure and Analysis contained in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders. The Committee met on November 29, 2007, January 7, 2008 and February 11, 2008 to develop its recommendation for bonus compensation for fiscal 2007 and base compensation for fiscal 2008 for senior executives, and provided a report containing its recommendations at a meeting of the Board of Directors on February 11, 2008. The Committee then met on March 4, 2008 after earnings were released to finalize its equity compensation decisions.

The Committee does not employ any consultants in determining or recommending the amount or form of officer or director compensation. Data required by the Committee is collected by the Vice President for Human Resources.

Business Description and Strategy

The Company establishes compensation policies each year that are tailored to recruit and retain senior executives capable of executing the Company’s business strategy for overseeing its liquid assets and its various operations which include offshore marine services, marine transportation services, inland river services, aviation services, environmental services and harbor and offshore towing services.

The Company’s financial success and growth are dependent on maintaining a relevant asset base for its lines of business, anticipating trends in equipment design and logistics and market movements, efficient operations spread over many geographic regions, finding new investments and acquisitions to build on existing businesses, pro-actively managing its cash and balance sheet and finding new investment opportunities. Mergers and acquisitions, the successful formation and maintenance of joint ventures, designing and building new equipment, and trading assets are all essential elements of the Company’s business. Contribution to, and leadership in, executing these strategies, and knowledge to oversee them, are key elements in evaluating performance of executive officers and key managers.

The Company measures the success of its strategies over a period of years, as its primary strategy is to identify and invest in assets and markets that are cyclical. Obtaining good returns often requires investing at a time when a business or asset class is underperforming. The Company also measures success by relative results when overall conditions of a cyclical business are poor. Returns in such years depend on decisions taken during cyclical upturns and maintaining discipline in operations. Consequently, compensation decisions are not reflective of only the Company’s current performance, but take into account contributions of prior years to determine the success or failure of prior business decisions.

In measuring returns and performance of management, the Committee examines, among other factors:

•	stockholder returns on equity on both a before and after-tax basis,
•	operating cash flow for the Company and its business units as a percent of assets and equity,
•	performance of the Company’s investment portfolio,
•	returns on operating assets,
•	cash generated relative to cost of replacement,
•	quality of the asset base,
•	results of trading assets,
•	tax strategies and cash retention,
•	financing activity,
•	degree of risk inherent in the balance sheet, and
•	effective use of finance strategies.

_________________________

1  During 2007, the Committee met either by telephone or acted by consent or in person on the following dates: 1/18/07, 2/13/07, 2/26/07, 3/12/07, 5/16/07, 9/2/07, 10/22/07 and 11/29/07.

For fiscal year 2007, the Committee reviewed the Company’s performance and that of its business segments and compared success in the foregoing parameters to that achieved by other companies in similar lines of business to the extent that comparison was possible. The Committee considers competitive compensation levels and pay practices within industries that draw personnel with the types of leadership, operating, financial and legal skills required to oversee and grow the Company’s business, such as shipping, banking, finance, law, investment management, private equity, logistics and commodity trading skills. It receives data on pay practices of companies in the shipping business, energy services, finance and leasing, investment management and industrial manufacturing. Due to differences in reporting and accounting practices, levels of balance sheet leverage and quality of asset base, the Committee does not believe industry performance “benchmarks” are useful or appropriate. Due to differences in corporate strategies and responsibilities of executive officers and key managers, the Committee and management also believe it is not useful or appropriate to “benchmark” compensation of its officers to those at any single group of other companies.

There has been much discussion recently regarding potential conflicts of interest presented by the use of “independent” compensation consultants. The Committee’s compensation philosophy has been and continues to be that the subjective consideration of the different elements described herein is necessary to provide the flexibility to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions. Consequently, the Committee believes it is in the Company’s best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

The Committee also reviews reports on executive compensation trends issued by respected publications, and it compiles compensation information through proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with obviously similar lines of operating business considered in connection with the Committee’s compensation analysis include: Gulfmark Offshore Inc., Hornbeck Offshore Inc., Tidewater Inc., Trico Marine Services Inc., Nabors Industries, Transocean Offshore Inc., Diamond Offshore Drilling and Trico Marine Services. As noted above, the Committee also considered compensation levels at investment banks, financial instructions and private equity investment firms. The Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels.

Skill Requirements and Compensation Objectives

The Company believes that its senior executives have abilities similar to those required by premiere law firms, investment banks, financial institutions and private equity investment firms. The CEO, CFO, senior support personnel, General Counsel, and those mandated to maintain financial controls are professionals in law, business or accounting. The Company seeks to align the interest of its executive officers and key managers with those of stockholders by granting stock options and awarding restricted shares that vest over five years.

General Principles of the Compensation Program

Table I sets forth compensation for executive officers for the years ended December 31, 2007 and 2006. Table II sets forth all restricted stock and option awards to such executive officers in 2007 and indicates the price at which options were granted during 2007 and the market price at the time of issuance of the restricted stock awards. Table III sets forth all unvested restricted stock awards and all outstanding option awards at December 31, 2007 to such executive officers. Table IV sets forth all vesting of restricted stock awards and exercises of options by the CEO, CFO and the three most highly paid executive officers, length of holding of options and profit realized. Table V sets forth non-qualified deferred compensation plan activity during 2007 for such officers.

Elements of Compensation

Base Compensation

Base pay levels reflect experience and skill required for executing the Company’s business strategy and overseeing its businesses and operations.

Base compensation is established at levels designed to be consistent with professional and market norms based on relevant experience. Increases in base pay are awarded to reflect increased responsibility, success in meeting market conditions, growth in job performance, and cost of living changes. As explained above, the CEO assesses senior employees on their progress in meeting goals in relation to how well their peers and the entire Company performs.

Using no formula and providing no particular weight to any individual factor, the Committee considers the following factors in setting base compensation:

i	the Company’s results and projections for the current fiscal year;
ii	conditions in the job market;
iii	job performance;
iv	industry conditions and market compensation levels, generally;
v	potential for future growth roles within the Company; and
vi	the risk in not retaining an individual.

This year the Company eliminated its prior practice of awarding restricted shares that vest in one year in favor of using its traditional method of providing restricted share awards that vest ratably over five years.

Base compensation levels for senior managers also are set in recognition of the fact that the Company has no formal retirement program and no supplemental employee retirement program. No senior personnel have contracts for employment or pre-committed bonuses.

The Company does not pay for club dues or memberships for any named executive officer nor does it maintain any dwellings for any executive officer.

Bonus Compensation

Bonus awards are discretionary. Management and the Committee believe that determining bonuses on a case-by-case basis for each individual is the best approach for the Company. Using no formula and providing no particular weight to any individual factor, the Committee determines bonus awards by considering the Company’s financial performance and that of its business units and investments, taken in context of the overall business environment, and each individual’s contribution to that performance. The Committee, in conjunction with the CEO, also evaluates the performance of senior managers in achieving specific initiatives, such as improving safety records, controlling costs, increasing output of work and creativity in performing assigned responsibilities. Performance is reviewed for senior managers in a multi-year context, considering contributions to decisions and strategies initiated in the past that may affect the present.2

_________________________

2  Over the years, the Committee, the Board and the CEO have considered different formulas for determining bonus compensation. It is their belief that no one criterion is adequate for an effective compensation program. Benchmarking to budgets, returns on equity, cost of capital, internal rates of return, earnings before interest taxes and deprecations, returns on cash investments, free cash flow, share price performance (absolute and relative), operational criteria (such as corporate safety), or other such factors, carry the risk of concentrating management’s effort on one or a few specific factors to the detriment of taking risks, pursuing long term goals and addressing changing priorities in operations.

23

There is no formula for allocating an employee’s bonus between cash, restricted stock awards, and stock options. In recent years, bonus compensation has been roughly divided between restricted stock awards and cash.3 Awards of options, which have a ten-year duration and vest over five years in equal increments, supplement the restricted stock awards. The objective is to establish a retention system that links executives to the outcome of their decisions over a period of years.

Equity Awards

The Company believes that the use of equity awards to align senior employees with its long-term growth has proven successful. Since the beginning of 1993, a year after its initial public offering in December 1992, the Company has achieved the following results:

i	Net revenues have increased by more than 1,300%, from $92.2 million to $1.4 billion.
ii	Stockholder equity has grown more than 1,500%, from $100.5 million to $1.6 billion.
iii	The share price has increased slightly more than 810%, from $10.19 to $92.74 (taking into account stock splits); and
iv	Market capitalization has increased more than 2,200%, from $90.9 million to $2.1 billion.

Stock option prices are established four times per year, prospectively. In 2003, the Committee determined that by pricing stock options four times per year, the strike prices would more approximately mirror share price levels during the year and reduce the random nature of pricing once per year. Stock option awards are made for service during the preceding calendar year, but are granted in four equal installments during the immediately following calendar year on dates set by the Committee. The first date is on or about March 4 and the following three dates are established at three-month intervals. Last year the Committee approved stock option awards for March 4, and set subsequent quarterly grant dates on June 1, September 1, and December 3. The option price for each grant is based on the closing price of the Company’s shares on the grant date.

The Company has no formal policy requiring employees to retain vested restricted shares or options, but it prefers that executive officers maintain ownership and considers this factor when determining compensation packages.

The Committee annually reviews grant history and dispositions of options and restricted shares to determine if awards serve the purpose of building ownership and linking compensation to long-term performance.

In keeping with SEC rules, tables are included to show the cost to the Company and compensation earned by certain executives in each year as determined in accordance with generally accepted accounting principles (“GAAP”). Table I herein sets forth by year the value of compensation awarded.

It is the policy of the Committee to approve annual equity grants at its regularly pre-scheduled annual meeting. These grants are made on pre-established dates established by Committee and we do not time the release of non-public information for the purpose of affecting the value of equity awards.

Employment Contracts/Change of Control Agreements

The Company is not a party to any employment agreement with the CEO or any other executive officer.

_________________________

3  The cash component of bonus compensation is paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is currently paid on the deferred portion of bonus compensation at the rate of 5.75% per annum. This rate is set and approved by the Committee.

24

Compensation of CEO and Named Executive Officers

Chief Executive Officer: Mr. Charles Fabrikant (Age: 63)

As described above, the Committee does not use a formula in determining Mr. Fabrikant’s salary, bonus and equity awards. Instead, the Committee makes a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Fabrikant is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions.

The Company’s strategy depends on innovation in investment and execution, the ability to develop new business opportunities, anticipate and react to changing circumstances in highly volatile industries and manage risk. The CEO is expected to develop strategy and innovate as well as oversee all operating lines of business. The Committee determined the fiscal 2007 compensation for Mr. Fabrikant considering the financial and non-financial factors described above as well as the following additional skills that make Mr. Fabrikant uniquely well suited to lead the Company. These factors include Mr. Fabrikant’s:

i	professional experience, communication skills and unique combination of business and legal background;
ii	deal-making and transactional skills, particularly his experience with international business transactions;
iii	familiarity with sophisticated capital markets and broad asset classes;
iv	experience in manufacturing a wide variety of businesses and related operations, particularly in the shipping, inland, offshore and energy industries; and
v	ability to lead, teach and train others.

The Committee also considered Mr. Fabrikant’s role in creating exceptional long-term stockholder value, developing and expanding the Company’s global operations, delivering strong financial performance, positioning for future growth and providing strong leadership and the development of a talented management team.

The Committee, in establishing base and bonus compensation for Mr. Fabrikant, considers as reference points pay and benefit practices in the legal profession, finance and investment businesses as well as practices of operating businesses similar to those in which the Company has invested. The Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

In setting Mr. Fabrikant’s bonus for the 2007 fiscal year, the Committee focused on overall results for the Company, the returns on investment generated by recent acquisitions and returns from prior years’ investments in inland barges, dry bulk shipping and offshore assets. In particular, the Committee considered the financial results for fiscal 2007, which included:

•	net revenues of $1.36 billion, representing a 2.7% increase from $1.32 billion in fiscal 2006;
•	net income of $241.65 million, representing a 3.1% increase from $234.39 million in fiscal 2006;
•	earnings per share of $9.04, representing a 7.1% increase from $8.44 in fiscal 2006; and
•	an increase in the firm’s stock price of 120.7% over the last five years.

The Committee also noted that Mr. Fabrikant has a history of holding most restricted shares awarded and has generally waited to exercise stock options until near their dates of expiration.

In 2008, the cash portion of Mr. Fabrikant’s base pay remained the same. For 2007, the bonus and stock option awards remained the same as the prior year at $700,000, $4,000,000 and options to purchase 30,000 shares of Common Stock, respectively, and the number of restricted stock that vest over five years was increased to 47,000 shares. Although Mr. Fabrikant’s compensation is higher than the other named executive officers, the Committee believes Mr. Fabrikant’s solid results as the Company’s steward and primary architect of its growth and diversity over the past nineteen years, his 35 years of experience in shipping and related businesses, his professional skills, visibility in financial circles, and familiarity with a wide range of different businesses merit the compensation awarded to him.

Chief Financial Officer: Mr. Richard Ryan (Age: 53)

As described above, the Committee does not use a formula in determining Mr. Ryan’s salary, bonus and equity awards. Instead, the Committee makes a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Ryan is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions.

Mr. Ryan is a certified accountant in the United Kingdom, where he started his career in the UK Atomic Energy Authority. He holds an MBA from the University of East Anglia. Prior to joining the Company, he worked for one of the Company’s offshore marine competitors in their accounting departments in the United States, Singapore and the United Kingdom. Mr. Ryan was recruited to the Company in 1996 as International Controller and, prior to his appointment as CFO in September 2005, served as SEACOR Marine International’s Chief Operating Officer.

The CFO, in addition to being responsible for managing all financial personnel and supervising reporting and preparation of financial statements, is responsible for internal controls, overseeing information technology, supervising human resources, complying with public reporting requirements and the Sarbanes Oxley Act of 2002, and providing services to the Board and the business units, including development of analytical tools for understanding the operating performance of the different business units of the Company. In order to handle these responsibilities, the CEO and Committee believe that familiarity with international transactions, accounting experience and background in operations are important skills.

The base salary for the CFO is established by taking into account Mr. Ryan’s skills and experience. In determining Mr. Ryan’s compensation, the Committee considered a recent expansion of Mr. Ryan’s duties regarding investor relations, his contribution to operating performance, his leadership of the financial group, his efforts in improving financial administration, the overall performance of the Company and the financial and non-financial factors described above. Based on evaluating Mr. Ryan’s performance, the Committee determined that Mr. Ryan’s base should be increased by $15,000 to $350,000. Mr. Ryan’s bonus was increased to $300,000, his restricted stock award was increased to 3,500 shares and his stock option grant award remained the same at 10,000 shares underlying options to purchase Common Stock.

President Offshore Marine Segment: Mr. John Gellert (Age: 37)

As described above, the Committee does not use a formula in determining Mr. Gellert’s salary, bonus and equity awards. Instead, the Committee makes a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Gellert is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions.

Mr. Gellert joined the Company as a financial and market analyst, and worked as an assistant to the Chairman for chartering and marketing. Mr. Gellert subsequently assumed responsibility for the West Africa operations and then all offshore marine international operations. In July 2005, Mr. Gellert assumed responsibility for the entire offshore group.

As President of the Offshore Marine Group, Mr. Gellert is responsible for the Company’s offshore marine services group. He oversees day to day trading strategies (asset purchases and acquisitions), chartering, identifies new investment opportunities, new construction opportunities, operations, and is responsible for segment profit and loss and return on capital and property, plant and equipment. The President reports directly to the CEO and works directly with the CEO on trading strategy and business development in the offshore marine and energy area.

In evaluating performance of the offshore division, the Committee considers operating income, earnings before taxes and depreciation (EBTD), profits and losses from sale of equipment, return on property, plant and equipment using an internal rate of return analysis and also return on corporate equity, success in controlling expenses, success in maintaining a fleet of age and quality consistent with the Company’s strategy, success in managing receivables, creativity in finding new opportunities, and contribution to the corporate investment strategy.

Mr. Gellert’s base compensation reflects his skill and experience, including the ability to work comfortably outside of the United States, manage joint ventures, his experience in acquisitions, work with fluctuating exchange rates, and his understanding of the macro factors that drive the demand for the business unit’s equipment and services.

Mr. Gellert’s bonus compensation is based on Company and segment performance. Results of the offshore group in 2007 included gains from asset sales of $82.5 million, compared to $67.0 million in 2006. The base salary for Mr. Gellert is established by taking into account his skills and experience. In determining Mr. Gellert’s compensation, the Committee considered his contribution to operating performance, his leadership of the Offshore Marine Group, the overall performance of the Company and the financial and non-financial factors described above. Based on evaluating Mr. Gellert’s performance, the Committee determined that Mr. Gellert’s base should remain at $365,000. Mr. Gellert’s bonus was increased to $1,300,000, his restricted stock award was increased to 15,000 shares and his stock option grant award remained the same at 30,000 shares underlying options to purchase Common Stock.

President of Environmental Services: Mr. Randall Blank (Age: 56)

As described above, the Committee does not use a formula in determining Mr. Blank’s salary, bonus and equity awards. Instead, the Committee makes a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Blank is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions.

The President of the Environmental Services segment is charged with overseeing the business and growing it by organically developing new products and services and by acquisitions. The President reports directly to the CEO.

Mr. Blank’s base salary reflects his experience with the Company, his seniority, and his integral role in creating the Company’s environmental business. Bonus compensation is based on the Company’s results for 2007, cash generated by the environmental group, and success in diversifying the product mix and customer base. In determining Mr. Blank’s compensation, the Committee considered his contribution to operating performance, his leadership of the Environmental Services segment, the overall performance of the Company and the financial and non-financial factors described above. Based on evaluating Mr. Blank’s performance, the Committee determined that Mr. Blank’s base should remain at $375,000. Mr. Blank’s bonus was decreased to $1,100,000, and his restricted stock award remained the same at 3,040 shtares. Mr. Blank did not receive a stock option grant.

Senior Vice President for Finance and Business Development: Dick Fagerstal (Age 46)

As described above, the Committee does not use a formula in determining Mr. Fagerstal’s salary, bonus and equity awards. Instead, the Committee makes a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Fagerstal is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions without the use of formulas or benchmarking, which may be manipulated to obtain a desired result or provide unintended results in the event of unusual market conditions.

Mr. Fagerstal has been associated with the Company for over ten years. He holds an MBA from New York University. His prior experience was that of a commercial banker working with the shipping industry. Mr. Fagerstal served as Chief Financial Officer of one of the Company’s publicly listed affiliates, Chiles Offshore Drilling, and also has experience in raising capital in the public markets and banking sector. He is responsible for managing the Company’s cash, overseeing compliance with debt covenants, and maintaining relationships with banks and rating agencies. He also has worked closely with the business units supporting acquisition activities.

Mr. Fagerstal’s base compensation reflects his experience in banking and public company administration, knowledge base in shipping and offshore activities, and background in operations acquired during his years with Chiles Offshore Drilling. Mr. Fagerstal’s bonus for the year ending 2007 reflects the Company’s performance, the results of investments made in prior years in which his involvement was integral to the transactions, and his successful renegotiation of various banking arrangements, enhancing the Company’s flexibility and reducing its costs. In determining Mr. Fagerstal’s compensation, the Committee considered his contribution to operating performance, the overall performance of the Company and the financial and non-financial factors described above. Based on evaluating Mr. Fagerstal’s performance, the Committee determined that Mr. Fagerstal’s base should remain at $335,000. Mr. Fagerstal’s bonus was increased to $275,000, his restricted stock award was increased to 4,000 shares and his stock option grant award remained the same at 10,000 shares underlying options to purchase Common Stock.

TABLE I

SUMMARY COMPENSATION TABLE (FISCAL YEARS 2007 AND 2006)

The following table sets forth certain compensation information for the Company’s Chief Executive Officer and each other executive officer required to be included under rules promulgated by the Securities and Exchange Commission (the “Named Executive Officers”) in respect of the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2) (3)	Option Awards (2) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
Charles Fabrikant(4)(5) Chairman of the Board,	2007	700,000	4,000,000	1,715,102	590,056	-	62,510	7,067,668
President and Chief	2006	600,000	4,000,000	1,132,663	397,315	-	23,550	6,153,528
Executive Officer

Richard Ryan(6) Senior Vice President and	2007	335,000	300,000	142,863	112,851	-	19,327	910,041
Chief Financial Officer	2006	235,000	250,000	118,254	55,427	-	22,168	680,849

Dick Fagerstal (7) Senior Vice President and	2007	335,000	275,000	234,027	175,235	-	12,631	1,031,893
Treasurer	2006	300,000	250,000	202,262	118,161	-	9,708	880,131

John Gellert (8) Senior Vice President	2007	365,000	1,300,000	529,262	418,087	-	14,830	2,627,179
	2006	250,000	1,200,000	367,436	222,295	-	8,860	2,048,591

Ran Blank (9) President and Chief	2007	375,000	1,100,000	635,783	89,619	-	16,045	2,216,447
Executive Officer of	2006	375,000	1,120,000	511,895	90,928	-	11,120	2,108,943
SEACOR Environmental Services Inc. and Senior Vice President

________________

(1)

Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company.

(2)

The dollar amount of restricted stock and stock options set forth in these columns is equal to the compensation cost recognized during 2007 and 2006 for financial statement purposes in accordance with FAS123R. A discussion of the assumptions used in the calculation of the compensation cost is set forth in Note 13 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Stockholders.

(3)

Information regarding the shares of restricted stock and stock options granted to our named executives during 2007 is set forth in the 2007 Grants of Plan-Based Awards Table. The 2007 Grants of Plan Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock and stock options granted during 2007 computed in accordance with FAS123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in note 13 of the Notes to Consolidated Financial Statements in our 2007 Annual Report to Stockholders.

(4)

Mr. Fabrikant elected to defer $137,500 and $120,000 of his 2007 and 2006 salary, respectively, in the Company’s Non-Qualified Deferred Compensation Plan. He also elected to defer 20% of his 2007 bonus payable in 2008, 2009 and 2010 and 26.25% of his 2006 bonus payable in 2007, 2008 and 2009.

(5)

“All Other Compensation” includes $55,760 and $16,950 in 2007 and 2006, respectively, of interest earned on the second and third installments of the 2005 and 2004 bonuses, and $6,750 and $6,600 in 2007 and 2006, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

(6)

“All Other Compensation” includes $2,216 and $1,898, in 2007 and 2006, respectively, of interest earned on the second and third installments of the 2005 and 2004 bonuses, and $6,750 and $6,600 in 2007 and 2006, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above. In addition to the foregoing the Company reimbursed Mr. Ryan $10,361 and $13,670 in 2007 and 2006, respectively, for school fees for a child attending school in the United Kingdom.

(7)

“All Other Compensation” includes $5,881 and $3,108 in 2007 and 2006, respectively, of interest earned on the second and third installments of the 2005 and 2004 bonuses, and $6,750 and $6,600 in 2007 and 2006, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above.

(8)

“All Other Compensation” includes $8,080 and $2,260 in 2007 and 2006, respectively, of interest earned on the second and third installments of the 2005 and 2004 bonuses, and $6,750 and $6,600 in 2007 and 2006, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above.

(9)

“All Other Compensation” includes $9,295 and $4,520 in 2007 and 2006, respectively, of interest earned on the second and third installments of the 2005 and 2004 bonuses, and $6,750 and $6,600 in 2007 and 2006, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above.

TABLE II

GRANTS OF PLAN–BASED AWARDS (FISCAL YEAR 2007)

The following table set forth certain information with respect to grants of plan-based awards during the year ended December 31, 2007 to each of the Named Executive Officers.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (4)	All Other Option Awards: Number of Securities Underlying Options (2) (5)	Exercise or Base Price of Option Awards	Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (3)
			(#)	(#)	($)	($)	($)

Charles Fabrikant Chairman of the Board, President and Chief Executive Officer	2/26/2007 2/26/2007 2/26/2007 2/26/2007 2/26/2007	2/26/2007 3/4/2007 6/1/2007 9/1/2007 12/1/2007	40,000	7,500 7,500 7,500 7,500	95.45 94.36 87.80 90.57	98.52 95.45 94.36 87.80 90.57	3,940,800 223,694 227,926 196,400 190,502

Richard Ryan Senior Vice President and Chief Financial Officer	2/26/2007 2/26/2007 2/26/2007 2/26/2007 2/26/2007	2/26/2007 3/4/2007 6/1/2007 9/1/2007 12/1/2007	3,000	2,500 2,500 2,500 2,500	95.45 94.36 87.80 90.57	98.52 95.45 94.36 87.80 90.57	295,560 74,565 75,975 65,467 63,501

Dick Fagerstal Senior Vice President and Treasurer	2/26/2007 2/26/2007 2/26/2007 2/26/2007 2/26/2007	2/26/2007 3/4/2007 6/1/2007 9/1/2007 12/1/2007	3,000	2,500 2,500 2,500 2,500	95.45 94.36 87.80 90.57	98.52 95.45 94.36 87.80 90.57	295,560 74,565 75,975 65,467 63,501

John Gellert Senior Vice President	2/26/2007 2/26/2007 2/26/2007 2/26/2007 2/26/2007	2/26/2007 3/4/2007 6/1/2007 9/1/2007 12/1/2007	13,000	7,500 7,500 7,500 7,500	95.45 94.36 87.80 90.57	98.52 95.45 94.36 87.80 90.57	1,280,760 223,694 227,926 196,400 190,502

Ran Blank President and Chief Executive Officer of SEACOR Environmental Services Inc. and Senior Vice President	2/26/2007	2/26/2007	3,045			98.52	299,993

__________________

(1)

The amounts set forth in this column reflect the number of shares of restricted stock granted in March 2007. The Company provides the following types of Restricted Stock Awards: One-Year Restricted Stock (“One-Year Stock”) and Five Year Restricted Stock (“Five-Year Stock”). One-Year Stock vests approximately one year from the date of the award and Five-Year Stock vests in five equal annual installments commencing approximately one year after the date of the award. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause”, or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(2)

Options reported are exercisable in 20% annual increments beginning on March 4, 2008. The Company entered into an agreement to grant options (“Option Agreement”) in four equal installments over a one-year period, with the first such option being granted on the date of the Option Agreement at an exercise price equal to the market price on the date of grant and the remaining installments of options are granted and priced quarterly thereafter at a price equal to the closing market price of Common Stock on the date of the grant. Options not yet exercisable become immediately exercisable upon the death, disability, qualified retirement, termination of the employee by the Company “without cause”, or the occurrence of a “change-in-control” of the Company.

(3)

The amounts in this column are calculated in accordance with FAS123R. A discussion of the assumptions used in calculating the grant date fair value of restricted stock and stock options is set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2007 Annual Report to Stockholders.

(4)

Excludes restricted stock grants granted on March 4, 2008 in respect of 2007 compensation as follows: Mr. Fabrikant - 47,000 shares; Mr. Ryan - 3,500 shares; Mr. Fagerstal - 4,000 shares; Mr. Gellert - 15,000 shares; and Mr. Blank - 3,040 shares.

(5)

Excludes stock option grants granted on March 4, 2008 in respect of 2007 compensation as follows: Mr. Fabrikant and Mr. Gellert - 30,000 shares each; Mr. Fagerstal and Mr. Ryan - 10,000 shares each. 25% of such options are exercisable at $94.95 and the exercise price of 25% of such options will be determined based on the closing market price of Common Stock at each of three, six and nine months after the initial grant date.

TABLE III

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2007)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 held by the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)	($)	($)	(#)	($)
Charles Fabrikant	37,500	-	29.67	1/29/2009	24,600 (3)	2,281,404
Chairman of the Board,	52,500	-	31.00	2/3/2010	16,100 (4)	1,493,114
President and Chief	25,000	-	52.25	2/14//2011	15,500 (5)	1,437,470
Executive Officer	50,000	-	41.33	12/11/2011	13,500 (6)	1,251,990
	6,000	1,500 (8)	41.60	1/15/2013	7,500 (7)	695,550
	6,000	1,500 (8)	34.58	1/15/2013
	6,000	1,500 (8)	36.20	1/15/2013
	6,000	1,500 (8)	39.11	1/15/2013
	4,500	3,000 (9)	43.05	2/25/2014
	4,500	3,000 (9)	40.04	2/25/2014
	4,500	3,000 (9)	43.34	2/25/2014
	4,500	3,000 (9)	53.58	2/25/2014
	3,000	4,500 (10)	65.74	3/11/2015
	3,000	4,500 (10)	54.78	3/11/2015
	3,000	4,500 (10)	70.20	3/11/2015
	3,000	4,500 (10)	66.51	3/11/2015
	1,500	6,000 (11)	73.20	3/2/2016
	1,500	6,000 (11)	83.59	3/2/2016
	1,500	6,000 (11)	87.42	3/2/2016
	1,500	6,000 (11)	94.45	3/2/2016
	-	7,500 (12)	95.45	3/4/2017
	-	7,500 (12)	94.36	3/4/2017
	-	7,500 (12)	87.80	3/4/2017
	-	7,500 (12)	90.57	3/4/2017

Richard Ryan	250	125 (8)	41.60	1/15/2013	1,850 (3)	171,569
Senior Vice President	250	125 (8)	34.58	1/15/2013	1,200 (4)	111,288
and Chief Financial	250	125 (8)	36.29	1/15/2013	1,000 (5)	92,740
Officer	250	125 (8)	39.49	1/15/2013	800 (6)	74,192
	124	124 (9)	43.05	2/25/2014	500 (7)	46,370
	124	124 (9)	40.04	2/25/2014
	124	124 (9)	43.34	2/25/2014
	124	124 (9)	53.58	2/25/2014
	250	375 (10)	65.74	3/11/2015
	250	375 (10)	54.78	3/11/2015
	250	375 (10)	70.20	3/11/2015
	250	375 (10)	66.51	3/11/2015
	500	2,000 (11)	73.20	3/2/2016
	500	2,000 (11)	83.59	3/2/2016
	500	2,000 (11)	87.42	3/2/2016
	500	2,000 (11)	94.45	3/2/2016
	-	2,500 (12)	95.45	3/4/2017
	-	2,500 (12)	94.36	3/4/2017
	-	2,500 (12)	87.80	3/4/2017
	-	2,500 (12)	90.57	3/4/2017

Dick Fagerstal	-	500 (8)	41.60	1/15/2013	3,300 (3)	306,042
Senior Vice President	-	500 (8)	34.58	1/15/2013	1,300 (4)	120,562
and Treasurer	-	500 (8)	36.20	1/15/2013	1,100 (5)	102,014
	-	500 (8)	39.11	1/15/2013	800 (6)	74,192

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)	($)	($)	(#)	($)
	-	500 (9)	43.05	2/25/2014	400 (7)	37,096
	-	500 (9)	40.04	2/25/2014
	-	500 (9)	43.34	2/25/2014
	-	500 (9)	53.58	2/25/2014
	-	1,500 (10)	65.74	3/11/2015
	-	1,500 (10)	54.78	3/11/2015
	-	1,500 (10)	70.20	3/11/2015
	-	1,500 (10)	66.51	3/11/2015
	-	2,000 (11)	73.20	3/2/2016
	-	2,000 (11)	83.59	3/2/2016
	-	2,000 (11)	87.42	3/2/2016
	-	2,000 (11)	94.45	3/2/2016
	-	2,500 (12)	95.45	3/4/2017
	-	2,500 (12)	94.36	3/4/2017
	-	2,500 (12)	87.80	3/4/2017
	-	2,500 (12)	90.57	3/4/2017

John Gellert	2,000	-	41.33	12/11/2011	7,000 (3)	649,180
Senior Vice President	2,000	500 (8)	41.60	1/15/2013	5,000 (4)	463,700
	2,000	500 (8)	34.58	1/15/2013	4,800 (5)	445,152
	2,000	500 (8)	36.29	1/15/2013	4,400 (6)	408,056
	2,000	500 (8)	39.49	1/15/2013	2,400 (7)	222,576
	1,500	1,000 (9)	43.05	2/25/2014
	1,500	1,000 (9)	40.04	2/25/2014
	1,500	1,000 (9)	43.34	2/25/2014
	1,500	1,000 (9)	53.58	2/25/2014
	1,500	2,250 (10)	65.74	3/11/2015
	1,500	2,250 (10)	54.78	3/11/2015
	1,500	2,250 (10)	70.20	3/11/2015
	1,500	2,250 (10)	66.51	3/11/2015
	1,500	6,000 (11)	73.20	3/2/2016
	1,500	6,000 (11)	83.59	3/2/2016
	1,500	6,000 (11)	87.42	3/2/2016
	1,500	6,000 (11)	94.45	3/2/2016
	-	7,500 (12)	95.45	3/4/2017
	-	7,500 (12)	94.36	3/4/2017
	-	7,500 (12)	87.80	3/4/2017
	-	7,500 (12)	90.57	3/4/2017

Ran Blank	15,000	-	29.67	1/29/2009	8,209 (3)	761,303
President and Chief	7,500	-	31.00	2/3/2010	7,609 (4)	705,659
Executive Officer of	5,000	-	52.25	2/14/2011	1,409 (5)	130,671
SEACOR	7,500	-	41.33	12/11/2011	1,009 (6)	93,575
Environmental Services	1,500	375 (8)	41.60	1/15/2013	609 (7)	56,479
Inc. and Senior Vice	1,500	375 (8)	34.58	1/15/2013
President	1,500	375 (8)	36.20	1/15/2013
	1,500	375 (8)	39.11	1/15/2013
	1,500	1,000 (9)	43.05	2/25/2014
	1,500	1,000 (9)	40.04	2/25/2014
	1,500	1,000 (9)	43.34	2/25/2014
	1,500	1,000 (9)	53.58	2/25/2014
	1,000	1,500 (10)	65.74	3/11/2015
	1,000	1,500 (10)	54.78	3/11/2015
	1,000	1,500 (10)	70.20	3/11/2015
	1,000	1,500 (10)	66.51	3/11/2015

_________________________

(1)	Options vest incrementally at a rate of one-fifth per year, with full vesting at the end of five years.
(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock on December 31, 2007, which was $92.74.

(3)	These shares of restricted stock vested on February 28, 2008 and March 4, 2008.
(4)	These shares will vest on March 4, 2009 assuming continued employment with the Company.
(5)	These shares will vest on March 4, 2010 assuming continued employment with the Company.
(6)	These shares will vest on March 4, 2011 assuming continued employment with the Company.
(7)	These shares will vest on March 4, 2012 assuming continued employment with the Company.
(8)	These options vested on January 15, 2008.
(9)	These options will vest in equal proportions on March 4 of 2008 and 2009, assuming continued employment with the Company.
(10)	These options will vest in equal proportions on March 4 of 2008, 2009 and 2010, assuming continued employment with the Company.
(11)	These options will vest in equal proportions on March 4 of 2008, 2009, 2010 and 2011, assuming continued employment with the Company.
(12)	These options will vest in equal proportions on March 4 of 2008, 2009, 2010, 2011 and 2012, assuming continued employment with the Company.

TABLE IV

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2007)

The following table sets forth certain information with respect to the amounts received upon exercise of options or the vesting of Restricted Shares during the year ended December 31, 2007 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
	(#)	($)	(#)	($)

Charles Fabrikant Chairman of the Board, President and Chief Executive Officer	11,250	651,866	19,600	1,878,920

Richard Ryan Senior Vice President and Chief Financial Officer	-	-	1,850	176,785

Dick Fagerstal Senior Vice President and Treasurer	7,000	249,373	3,400	325,880

John Gellert Senior Vice President	-	-	6,100	583,595

Ran Blank President and Chief Executive Officer of SEACOR Environmental Services Inc. and Senior Vice President	3,000	180,510	7,600	726,230

______________________

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our Common Stock on the date of exercise.
(2)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

TABLE V

NON-QUALIFIED DEFERRED COMPENSATION (FISCAL YEAR 2007)

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by the Company in 2005 and provides non-employee Directors and a select group of highly compensated employees (including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus, and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (the Company is not obligated to actually invest any deferred amounts in the selected investment options).  Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least 6 months after the separation from service. Participants are always 100% vested in the amounts that participants contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

The following table sets forth for the named executive officers certain information at December 31, 2007 and for the year then ended with respect to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)

Charles Fabrikant (1) (2)
Chairman of the Board, President and Chief Executive Officer	707,500	-	32,814	-	1,152,038

Richard Ryan
Senior Vice President and Chief Financial Officer	-	-	-	-	-

Dick Fagerstal
Senior Vice President and Treasurer	-	-	-	-	-

John Gellert
Senior Vice President	-	-	2,966	-	53,974

Ran Blank
President and Chief Executive Officer of SEACOR Environmental Services Inc. and Senior Vice President	-	-	-	-	-

___________________

(1)

In 2007, Mr. Fabrikant’s deferred compensation comprised of $137,500 of his 2007 salary reported in the Summary Compensation Table for 2007 and $570,000 from the installment of his 2006 bonus paid in 2007 reported in the Summary Compensation Table for 2006.

(2)	Mr. Fabrikant’s aggregate balance at December 31, 2007 includes $120,000 of his 2006 salary and $570,000 of his 2006 bonus reported in the Summary Compensation Table.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.

The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Conduct and Business and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.

For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Policy).

The Related Person Transactions Policy provides that Transactions since the beginning of the last fiscal year must be approved or ratified by the Board of Directors. The Board of Directors has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the related party is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Person’s interest in a transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by Company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

                     i              the Related Person’s relationship to the Company and interest in the Transaction;

                     ii             the material facts of the Transaction, including the proposed aggregate value of such Transaction;

                    iii             the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

                    iv              the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

                    v              whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

                    vi             whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

                   vii             the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of this Policy given their nature, size and/or degree of significance to the Company:

i.

Use of property, equipment or other assets owned or provided by the Company, including aircraft, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for Company business purposes where the value of any personal use during the course of a year is less than $10,000;

ii.

Reimbursement of business expenses incurred by a director or executive officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

iii.	Compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;
iv.

Compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or -provided assets (“Perquisites”), including but not limited to personal use of Company-owned or -provided aircraft and housing, not used primarily for Company business purposes may give rise to a transaction with a Related Person;

v.

A transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

vi.	A transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges in a pool are combined and the net results are allocated to participating barge owners based upon the number of days any one participating owner’s barges bear to the total number of days of all barges participating in a pool. Mr. Charles Fabrikant, the Chief Executive Officer of the Company, companies controlled by Mr. Fabrikant, trusts for the benefit of Mr. Fabrikant’s two children, and Mr. Andrew Morse, a member of the board of directors of the Company, and his wife own barges that participate in the barge pools managed by the Company. Mr. Fabrikant and his affiliates and Mr. Morse and his wife were participants in the barge pools prior to the acquisition of SCF Marine Inc. by the Company. In 2007, 2006 and 2005, Mr. Fabrikant and his affiliates earned $1.7 million, $2.0 million and $1.3 million, respectively, of net barge pool results (after payment of $0.1 million, $0.1 million and $0.1 million, respectively, in management fees to the Company). In 2007 and 2006, Mr. Morse and his wife earned $0.1 and $0.15 million, respectively, of net barge pool results. As of December 31, 2007, 2006 and 2005, the Company owed Mr. Fabrikant and his affiliates and Mr. Morse and his wife $0.5 million, $0.6 million and $0.5 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates and Mr. Morse and his wife participate in the barge pool on the same terms and conditions as other pool participants who are unrelated to the Company.

During 2007, the Company purchased a barge from Mr. Morse’s wife at fair market value and sold it to Inland River Services’ South American joint venture at the same value. The proceeds received by Mr. Morse’s wife were deposited into a construction reserve fund established by her that is managed by the Company.

Employment of Eric Fabrikant. At a meeting of the Audit Committee held on Friday, January 11, 2008, the Audit Committee, pursuant to the Policy for the Review and Approval or Ratification of Transactions with Related Persons (the “Policy”), reviewed and approved of the employment of Eric Fabrikant, the son of Charles Fabrikant, Chairman and CEO of the Company. The Company had proposed to hire Mr. Fabrikant as a Vice President. It was determined that Mr. Fabrikant had extensive experience relevant to a number of the Company’s different business units, and he particularly had developed strong experience in managing and developing businesses in Latin America. The Company proposed to pay Mr. Fabrikant an annual salary of $175,000, and a sign-on bonus of $50,000. Mr. Fabrikant would be eligible for an annual bonus consistent with executives with similar experience and responsibilities in the Company. The Company also recommended Mr. Fabrikant receive a grant of 1,000 shares of restricted stock and 2,500 options, each of which would vest ratably over a five-year period from the date of grant. The Audit Committee found that the terms of employment for Eric Fabrikant were fair and reasonable to the Company and that the hiring of Mr. Fabrikant was in the best interests of the Company.

Employment of John Gellert. John Gellert, son of Michael E. Gellert, a director of the Company, is a Senior Vice President of the Company and a Named Executive Officer. As compensation for his services as an executive of the Company during 2007, Mr. Gellert was paid a salary of $365,000 and was awarded a bonus of $1,300,000. Mr. Gellert’s salary in 2008 has been paid at a rate of $365,000 per annum. In 2007, Mr. Gellert was also granted 13,000 restricted shares of Common Stock and options to purchase 30,000 shares of Common Stock in recognition of his service in 2006. In 2008, Mr. Gellert was granted 15,000 shares of restricted Common Stock and options to purchase 30,000 shares of Common Stock in recognition of his service in 2007. All options and restricted common stock vest ratably over five years.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2008. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent auditor for the Company for the fiscal year ended December 31, 2007.

Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FORRATIFICATION OF THE APPOINTMENT OF ERNST  & YOUNG.

Independent Auditor Fee Information

Fees for professional services provided by Ernst & Young for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit Fees Audit-Related Fees Tax Fees All Other Fees	$ 2,450,969 45,825 115,958 120,011	$ 2,077,644 51,563 59,277 39,933
Total	$ 2,732,763	$ 2,228,417

Audit Fees represent fees for professional services provided in connection with the audit of our financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Sarbanes-Oxley Section 404, review of our quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of Financial Accounting Standards Board pronouncements and Securities and Exchange Commission regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young LLP. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually reviews and approves a list of specific services and categories of services, including audit, audit-related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent auditor, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent auditor to provide tax and/or all other non-audit services.

OTHER MATTERS

Other Actions at Meeting

The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

The Certificate of Incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-laws provide that, to be properly brought before an annual meeting, business must be (i) specified in the notice of meeting and (ii) brought before the meeting by or at the direction of the Board, or (iii) be brought before the meeting by a stockholder upon timely written notice in proper form given to the Secretary of the Company. In order to be considered timely, such stockholder notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the annual meeting of stockholders held in the previous year, subject to certain exceptions. The By-laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the Board, the President or pursuant to a resolution approved by a majority of the Board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

The By-laws also provide that Directors can be removed from office (prior to the expiration of their term) with or without “cause” by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.

Stockholder Nomination of Directors

The By-laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. In order to be timely, such written notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting (subject to certain exceptions), and the notice must contain (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all contracts, arrangements or other understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and (v) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the Shipping Act, 1916, as amended (the “Shipping Act”), and the Merchant Marine Act of 1920, as amended (the “1920 Act”, and collectively with the Shipping Act, the “Acts”), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

Generally, the Acts require that vessels engaged in U.S. coastwise trade must be owned by U.S. citizens. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the Shipping Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined were to own more than 25% of the Common Stock, the Company would not (until such foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, the Certificate of Incorporation requires the Company to institute and to implement through the transfer agent for the Common Stock a dual stock certificate system, pursuant to which certificates evidencing shares of Common Stock bear legends which, among other things, designate such certificates as either “foreign” or “domestic,” depending on the citizenship of the owner. The Certificate of Incorporation also establishes procedures designed to enable the Company to monitor and limit foreign ownership of the Common Stock, and authorizes the Board under certain circumstances to redeem shares of stock owned by non-U.S. citizens. Moreover, the By-laws provide that the Chairman of the Board and Chief Executive Officer, and the President must each be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such person. The By-laws further provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2009 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 31, 2008 to be eligible for inclusion in the proxy statement and proxy card relating to the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 1 of the By-laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not less than 90 calendar days in advance of the anniversary date of the previous year’s annual meeting of stockholders (or if there was no such prior annual meeting, not less than 90 calendar days prior to the date which represents the second Tuesday in May of the then current year); if, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholders must be received by the Company not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the seventh day following the date on which notice of the date of the annual meeting was mailed to stockholders or publicly disclosed.

For the Board of Directors,

Paul L. Robinson

Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

SEACOR Holdings Inc.

June 4, 2008

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

| Please detach along perforated line and mail in the envelope provided. |

21130000000000000000 9	060408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
ALL NOMINEES FOR DIRECTOR INDICATED BELOW AND “FOR” PROPOSAL NO 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1. To elect eleven directors to serve until the 2009 Annual Meeting of Stockholders.	2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

☐    Charles Fabrikant

☐     Pierre de Demandolx

☐     Richard Fairbanks

☐     Michael E. Gellert

☐     John C. Hadjipateras

☐     Oivind Lorentzen

☐     Andrew R. Morse

☐     Christopher Regan

☐     Stephen Stamas

☐     Steven Webster

☐     Steven J. Wisch

The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the annual Meeting or any adjournments thereof.

This proxy hereby revokes any proxy heretofore given by the undersigned for the Annual Meeting.

Shares represented by this proxy will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all management nominees listed, and FOR Item 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: [X]	Only holders of record of SEACOR common stock at the close of business on April 7, 2008 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is very important! Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the Annual Meeting, so that your shares may be represented at the Annual Meeting if you are unable to attend and vote in person. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SEACOR Holdings Inc.

Proxy for Annual Meeting of Stockholders
on June 4, 2008 9:00 a.m., Central Time
To be held at the Madison Hotel
79 Madison Avenue
Memphis, TN 38103

The undersigned having received the Notice of Meeting and Proxy Statement of SEACOR Holdings Inc. (the “Company”), dated April 29, 2008, and Annual Report for the fiscal year ended December 31, 2007, hereby appoints and constitutes Messrs. Charles Fabrikant and Paul Robinson, and each of them, proxies with full power of substitution to vote for the undersigned at the Company’s Annual Meeting of Stockholders to be held on June 4, 2008, and at any adjournments thereof (the “Annual Meeting”), as follows:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SEACOR Holdings Inc.
IMPORTANT – This proxy must be signed and dated on the reverse side.

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